For the fiscal year ended (a) 10/31/95
File number (c) 811-6048

                          SUB-ITEM 77D
         Policies With Respect to Security Investments

     At a meeting of the Board of Directors held on September 28, 1995 the Board approved a policy whereby the Limited Maturity Portfolio (i) will maintain a weighted average maturity of more than 2, but less than 5, years with the maturity for any individual security not generally exceeding 10 years, (ii) may invest up to 15% of its total assets in non-investment grade securities with a minimum rating of B (as determined by Standard and Poor's Ratings Group, Moody's Investors Service, Inc. or by another nationally recognized statistical ratings organization, or if unrated, deemed to be of equivalent quality by the Portfolio's investment adviser), (iii) may invest up to 10% of its total assets in zero coupon securities, (iv) may invest up to 5% of its total assets in convertible securities and (v) may invest up to 5% of its total assets in shares of closed-end investment companies or investment trusts.